Exhibit 10.56

AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is made and entered into as of the 18th day of February, 2010, by and between NPM MANAGEMENT LLC, a Delaware limited liability company (“NPM MGMT”), and DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (“DWA”).

WHEREAS, NPM MGMT, a company engaged primarily in the business of managing private equity investment funds, is the lessee and operator of one Gulfstream Aerospace Model G-V aircraft bearing Federal Aviation Administration Registration No. N5000X and Manufacturer’s Serial No. 611 (“the Aircraft”) and owned by Teratorn, LLC (the “Aircraft Owner”); and

WHEREAS, DWA, from time to time, desires use of the Aircraft for its own account solely for the carriage of one or more DWA officials, employees and guests traveling on DWA business; and

WHEREAS, NPM MGMT desires to make the Aircraft available to DWA for the above operations on a time sharing basis in accordance with § 91.501 of the Federal Aviation Regulations, 14 CFR § 91.501.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1. Provision of the Aircraft. NPM MGMT agrees to provide the Aircraft to and operate the Aircraft for DWA on a time sharing basis in accordance with the provisions of §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the Federal Aviation Regulations (FARs) for the period commencing upon execution of this Agreement and terminating upon permanent cessation of NPM MGMT’s operation of the Aircraft, unless earlier terminated pursuant to Paragraph 15 below or by mutual agreement of the parties.

2. Reimbursement of Expenses. For each flight conducted under this Agreement, DWA shall pay to NPM MGMT the amount invoiced to DWA by NPM MGMT for such flight, provided that in no case shall such amount exceed the sum of the expenses set forth in subparagraphs (a)-(j) below:

(a)	Fuel, oil, lubricants, and other additives;
(b)	Travel expenses of the crew, including food, lodging, and ground transportation;
(c)	Hangar and tie-down costs away from the Aircraft’s base of operation;
(d)	Insurance obtained for the specific flight;
(e)	Landing fees, airport taxes, and similar assessments;
(f)	Customs, foreign permit, and similar fees directly related to the flight;
(g)	In-flight food and beverages;
(h)	Passenger ground transportation;
(i)	Flight planning and weather contract services; and
(j)	An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

3. Invoicing and Payment. All payments to be made to NPM MGMT by DWA hereunder shall be paid in the manner set forth in this Paragraph 3. NPM MGMT will pay to suppliers, employees, contractors and governmental entities all expenses related to the operation of the Aircraft hereunder in the ordinary course. As to each flight operated hereunder, NPM MGMT shall provide to DWA an invoice for the charges specified in Paragraph 2 of this Agreement (plus air transportation excise taxes, as applicable, imposed by the Internal Revenue Code), such invoice to be issued within thirty (30) days after the completion of each such flight. DWA shall pay NPM MGMT the full amount of such invoice within thirty (30) days of the date of the invoice. In the event NPM MGMT has not received supplier invoices for reimbursable charges relating to such flight prior to such invoicing, NPM MGMT shall issue supplemental invoice(s) for such charge(s) to DWA, and DWA shall pay such charge(s) within thirty (30) days of the date of each supplemental invoice.

4. Flight Requests. DWA (or its official) will provide NPM MGMT with flight requests and proposed flight schedules as far in advance as possible. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the parties. DWA shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by NPM MGMT or its flight crew:

(a)	departure point;
(b)	destination;
(c)	proposed date and time of flight;
(d)	number and identity of anticipated passengers;
(e)	nature and extent of baggage and/or cargo to be carried;
(f)	proposed date and time of return flight, if any; and
(g)	any other information concerning the proposed flight that may be pertinent to or required by NPM MGMT or its flight crew.

5. Aircraft Scheduling. NPM MGMT shall have final authority over all scheduling of the Aircraft, including determination of whether the Aircraft can be made available for a particular flight, provided however that NPM MGMT will use reasonable efforts to accommodate DWA’s requests.

6. Aircraft Maintenance. NPM MGMT shall be solely responsible for securing all maintenance (including scheduled and unscheduled maintenance, preventive maintenance, and required or otherwise necessary inspections) of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance or inspection shall not be postponed for the purpose of scheduling the Aircraft to accommodate DWA’s request unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such postponement is consistent with the sound discretion of the pilot-in-command.

7. Flight Crew. NPM MGMT shall employ, pay for and provide a qualified flight crew for all flight operations under this Agreement.

8. Operational Authority and Control. NPM MGMT shall be responsible for all aspects of the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control including exclusive operational control and possession of the Aircraft, at all times during flights operated under this Agreement. In accordance with applicable FARs, the qualified flight crew provided by NPM MGMT will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. DWA specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to DWA or any other person for loss, injury, damage or delay. The parties further agree that NPM MGMT shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strike or labor dispute, weather condition, act of God, or other circumstance beyond NPM MGMT’s control.

9. Insurance.

(a)(i) NPM MGMT will maintain, or cause to be maintained in full force at all times by the Aircraft Owner, with respect to the Aircraft, and all operations direct or incidental to the operation thereof, insurance with carriers acceptable to DWA meeting the terms and limits specified in this section.

(a)(ii) Comprehensive Aircraft Liability Insurance – Comprehensive Aircraft Liability Insurance including bodily injury (including passengers) and property damage liability with a combined single limit of not less then $250,000,000 each occurrence. Such liability policies shall name DWA and its affiliates (or their equivalents as respects joint ventures, partnerships, LLCs or other organizational structures) as additional insureds (the “Additional Insureds”), as their respective interests may appear, and shall include cross liability and a clause stating that such insurance is primary with respect to the Aircraft, or substitute or replacement aircraft used in performing this Agreement, and such insurance shall not be contributory with or excess over any insurance carried by DWA, its related entities and the Additional Insureds.

(a)(iv) Aircraft Hull Insurance – Aircraft hull insurance covering the Aircraft hull, engines and equipment against “All Risks” of loss or damage for the actual market replacement value of the Aircraft. Such insurance shall contain by endorsement a waiver of subrogation in favor of the Additional Insureds.

(a)(v) Certificate of Insurance – NPM MGMT shall provide the Additional Insureds with a certificate of insurance complying with the previsions contained in paragraphs (a)(ii) through (a)(iv) above. Such certificate of insurance shall also provide that, in the event of a cancellation or material change in policy with respect to the Aircraft for which the certificate is issued which would adversely affect the interest of such Additional Insureds, the insurers agree to provide 30 days (10 days for non-payment or seven days or less as respects War Risk) prior written notice to the certificate holder.

(a)(vi) War Risk Insurance – NPM MGMT will maintain War Risk and Allied Risk Perils Insurance including all coverage or limits outlined under aviation regulations of the countries where operations may occur or as provided by the United States Government.

(b)	NPM MGMT shall use reasonable efforts to procure such additional insurance coverages as DWA may request naming DWA as an insured; provided, that the cost of such additional insurance shall be borne by DWA pursuant to Paragraph 2(d) hereof.

(c)	Notwithstanding the obligations set forth in subparagraphs (a) and (b) of this Paragraph 9, NPM MGMT shall indemnify DWA and hold it harmless against all liabilities, obligations, losses, damages, penalties, actions, costs, expenses, taxes, fees, levies and reasonable attorneys’ fees and expenses of any nature which may be imposed on, incurred by or asserted against DWA caused by or arising out of any flight operated under this Agreement. Such indemnification shall be on a “grossed up” basis taking into account tax liability, if any, of DWA resulting from payments made by NPM MGMT to DWA or on DWA’s behalf under this subparagraph. The provisions of this subparagraph shall survive the termination of this Agreement.

10.	Warranties. DWA warrants that:

(a) It will use the Aircraft under this Agreement only for its own account and solely for the carriage of DWA officials, employees and guests traveling on DWA business, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

(b) It will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of its actions or inactions, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or NPM MGMT’s rights hereunder; and

(c) Throughout the term of this Agreement, it will abide by and conform to all laws, rules and regulations as may from time to time be in effect relating in any way to the operation or use of the Aircraft under this Agreement.

NPM MGMT warrants that:

Throughout the term of this Agreement, it will abide by and conform to all laws, rules and regulations as may from time to time be in effect relating in any way to the operation or use of the Aircraft under this Agreement.

11. Base of Operations. DWA acknowledges that the base of operations of the Aircraft may be changed temporarily or permanently by NPM MGMT without notice to DWA.

12. Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Paragraph 4), shall be deemed to have been duly given upon confirmation of delivery by electronic or manual means, and shall be addressed as follows:

If to NPM MGMT:	If to DWA:
NPM Management, L.L.C.	DreamWorks Animation SKG, Inc.
Attn: General Counsel	Attn: General Counsel
227 Bellevue Way, PMB 502	1000 Flower Street
Bellevue, Washington 98004	Glendale, California 91201

or to such other person or address as either party may from time to time designate in writing to the other party.

13. Further Acts. NPM MGMT and DWA shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain or protect the respective rights and remedies of the other party.

14. Successors and Assigns. Neither this Agreement nor any party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their representatives and their successors.

15. Termination. Either party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective thirty (30) days from the date of the notice; provided, that this Agreement may be terminated as a result of a breach by either party of its obligations under this Agreement on ten (10) days’ written notice by the non-breaching party to the breaching party; and provided further, that this Agreement may be terminated on such shorter notice as may be required to comply with applicable laws, regulations or insurance requirements.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

18. Amendment or Modification. This Agreement supersedes and replaces any previous agreement between the parties hereto concerning the subject matter hereof, constitutes the entire agreement between the parties with respect to that subject matter, and is not intended to confer upon any person or entity any rights or remedies not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by both parties hereto.

19.	TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a) NPM MANAGEMENT L.L.C. CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS, AND THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFT’S MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b) NPM MANAGEMENT L.L.C. AGREES, CERTIFIES AND ACKNOWLEDGES THAT WHENEVER THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, NPM MANAGEMENT L.L.C. SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT, AND THAT NPM MANAGEMENT L.L.C. UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. DREAMWORKS ANIMATION SKG, INC. FURTHER CERTIFIES THAT IT WILL SEND, OR CAUSE TO BE SENT, A TRUE COPY OF THIS AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION (AVN-450), P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(1) OF THE FEDERAL AVIATION REGULATIONS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NPM MANAGEMENT LLC		DREAMWORKS ANIMATION SKG, INC.

By:x	/s/ Nathan P. Myhrvold	By: x	/s/ Andrew Chang

Name:	Nathan P. Myhrvold	Name:	Andrew Chang

Title:	Managing Member	Title:	General Counsel